Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2007, accompanying the consolidated financial statements of Celunol Corp. and subsidiaries for the years ended December 31, 2006, and 2005, included in the Current Report on Form 8-K of Verenium Corporation (formerly Diversa Corporation) filed with the U.S. Securities and Exchange Commission on June 26, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report in this Registration Statement of Verenium Corporation on Form S-3 and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts

November 9, 2007